Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-264448) of Industrial Logistics Properties Trust of our report dated November 12, 2021, with respect to the consolidated financial statements and schedule of Monmouth Real Estate Investment Corporation included in Monmouth Real Estate Investment Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PKF O’Connor Davies, LLP

February 14, 2023

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